Exhibit 99.1

CONTACT:

Jeff Baum

972-797-9495

jeffrey.baum@eds.com

FOR IMMEDIATE RELEASE: MONDAY, FEBRUARY 9, 2004

EDS update on potential UGS PLM Solutions unit sale

PLANO, Texas -- EDS today issued the following statement regarding its UGS PLM Solutions subsidiary:

*	EDS has seen significant interest from several parties regarding UGS PLM Solutions.
*

The company is considering the private sale of up to 100 percent of its UGS PLM Solutions subsidiary, as well as the sale of a minority stake in the unit through an initial public offering as indicated in its October 13, 2003 press release.

*	EDS expects the valuation for a private sale of a majority stake in UGS PLM Solutions would exceed two times the unit's 2003 revenues of approximately $900 million.

About EDS

EDS, the world's most experienced outsourcing services company, delivers superior returns to clients through its cost-effective, high-value services model. EDS' core portfolio comprises information-technology and business process outsourcing services, as well as information-technology transformation services. EDS' two complementary, subsidiary businesses are A.T. Kearney, one of the world's leading high-value management consultancies, and UGS PLM Solutions, a leader in product data management, collaboration and product design software. With 2003 revenue of $21.5 billion, EDS is ranked 80th on the Fortune 500. The company's stock is traded on the New York (NYSE: EDS) and London stock exchanges. Learn more at eds.com.

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The ability of EDS to consummate any transaction as a result of its review of strategic alternatives for PLM Solutions described above is subject to many contingencies, some of which are not within the control of EDS. There can be no assurance that EDS will consummate the transactions described above or any other transaction as a result of this review. Any securities offered in a private offering will not have been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer of any securities of UGS PLM Solutions.  Any public offering, if made, will be effected pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission and only in such jurisdictions where the offer is lawful.